                                                                    Exhibit 12

                         MARRIOTT INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                     ----------------------------       --------------------------------------------------------
                                           Twenty-Four Weeks                                   Fiscal Year
                                                 Ended
                                     ----------------------------       --------------------------------------------------------
                                       June 14,         June 16,
                                         1996             1995            1995        1994        1993        1992        1991
                                     ----------------------------       --------------------------------------------------------
Income Before Cumulative Effect of
 a Change in Accounting Principle     $138             $111              $247        $200        $159        $134       $133

Add/(Deduct):
 Tax on Income Before Cumulative
  Effect of a Change in Accounting
  Principle                             88               74               165         142         116         103         97
Fixed Charges                           60               48               107          84          73          72         62
Interest Capitalized as Property
 and Equipment                          (2)              (4)               (8)         (4)         (3)         (2)        (4)
Income/(Loss) Related to certain
 50%-or-Less-Owned-Affiliates            -                -                 -          (2)         (1)          2          2
                                 ---------        ---------         ---------   ---------   ---------   ---------  ---------
Earnings Available for Fixed
 Charges                              $284             $229              $511        $420        $344        $309       $290
                                 =========        =========         =========   =========   =========   =========  =========
Fixed Charges:
 Interest Including Amounts
  Capitalized as Property and
  Equipment                            $39              $26               $61         $36         $30         $27        $28
 Portion of Rental Expense
  Representative of Interest            21               21                45          45          40          44         33
 Share of Interest Expense of
  certain 50%-or-Less-Owned-
  Affiliates                             -                1                 1           3           3           1          1
                                 ---------        ---------         ---------   ---------   ---------   ---------  ---------
Total Fixed Charges                    $60              $48              $107         $84         $73         $72        $62
                                 =========        =========         =========   =========   =========   =========  =========

Ratio of Earnings to Fixed
 Charges                               4.7              4.8               4.8         5.0         4.7         4.3        4.7
                                 =========        =========         =========   =========   =========   =========  =========

For the purpose of computing the ratio of earnings to fixed charges as prescribed by the rules and regulations of the Commission, earnings represents income before cumulative effect of a change in accounting principle, plus, when applicable, (a) taxes on such income, (b) fixed charges, and (c) the Company's equity interest in losses of certain 50%-or-less-owned-affiliates; less (x) undistributed earnings of 50%-or-less-owned-affiliates, and (y) interest capitalized. Fixed charges represent interest (including amounts capitalized), amortization of deferred financing costs, the portion of rental expense deemed representative of interest and, when applicable, the Company's share of the interest expense of certain 50%-or-less-owned-affiliates.